Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Harbin Electric, Inc and subsidiaries

We consent to the use of our report dated March 12, 2009, with respect to the consolidated financial statements, and the effectiveness of Harbin Electric, Inc’s internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended December 31, 2008. We consent to the incorporation by reference in Registration Statement No. 333-140583 on Form S-8 and in Registration Statement No. 333-148908 on Form S-3 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

March 13, 2009